EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Doug Farrell
Vice President of Investor Relations
408-731-5285

AFFYMETRIX REPORTS SECOND QUARTER 2007 RESULTS

Santa Clara, Calif. — July 25, 2007 — Affymetrix Inc., (Nasdaq: AFFX) today reported its financial results for the second quarter of 2007.  The Company reported total revenue for the second quarter of $88.3 million, as compared to total revenue of $80.1 million in the second quarter of 2006.  Product and product related revenue was $81.2 million, product sales to Perlegen Sciences, Inc. were $4.4 million and royalties and other revenue were $2.7 million for the second quarter of 2007.

Net income was approximately $1.2 million or $0.02 per diluted share in the second quarter of 2007, which includes a pretax restructuring charge of $1.8 million or $0.03 per diluted share, as compared to a net loss of $10.1 million or $0.15 per diluted share in the second quarter of 2006.

“We are pleased with the sequential and year-over-year top-line revenue growth driven by the strong adoption of our new SNP 6.0 genotyping product,” said Kevin M. King, president of Affymetrix Life Sciences.  “The successful launch of this product has resulted in a number of important new global commercial agreements.”

Second quarter sales included GeneChip® consumable revenue of $67.2 million, consisting of array revenue of $41.0 million, reagent revenue of $14.2 million, genotyping services revenue of $7.6 million and $4.4 million of Perlegen revenue. Additionally, the Company reported instrument revenue of $8.8 million in the second quarter of 2007.  Affymetrix shipped 38 GeneChip systems in the quarter, bringing its cumulative systems shipped to around 1630 at the end of the second quarter.

Cost of product sales and product related revenue were $34.7 million in the second quarter of 2007 compared to $27.1 million in the same period of 2006.  Product and product related gross margin was 57.3 percent in the second quarter of 2007 compared to 64.1 percent in the second quarter of 2006.

Operating expenses were $54.8 million for the second quarter of 2007, which includes restructuring charges of $1.8 million, as compared to $61.0 million in the second quarter of 2006.

Financial Outlook for 2007

For fiscal 2007, the Company projects total revenue in the range of $365 million to $385 million. For the full year the Company expects gross margins around 60 percent, dependent upon revenue mix. The Company is forecasting total operating expenses of $220 million as well as total restructuring charges of $15 million for the full-year.

Quarterly Highlights

DNA Analysis

•                  Affymetrix announced the launch of its Genome-Wide Human SNP Array 6.0, a single microarray that simultaneously measures more than 1.8 million genetic markers. Developed in collaboration with the Broad Institute of Harvard and the Massachusetts Institute of Technology, the new array offers industry-leading performance which enables researchers to increase the size and scope of their experiments.

•                  The Children’s Research Institute and Affymetrix have entered a five year alliance to screen genetic information of up to 25,000 patients.  The study will use Affymetrix products to generate genetic data for use in developing novel diagnostics and screening tests for complex diseases affecting children.

•                  The Wellcome Trust Case Control Consortium (WTCCC) completed the world’s largest whole-genome association project. The research team used GeneChip microarray technology to analyze the genetic information of more than 17,000 individuals to find genes associated with seven common complex human diseases.  Study details were published in the June 7, 2007 issue of Nature.

•                  The National Genome Research Network (NGFN) in Germany has selected the Affymetrix SNP Arrays 5.0 and 6.0 to genotype more than 17,000 individuals. With this genetic information, researchers will develop treatments for 25 complex diseases, including Alzheimer’s, epilepsy, and Parkinson’s.

•                  The Republic of Korea’s National Institute of Health (NIH) and Center for Disease Control and Prevention will use the Affymetrix SNP Array 5.0 for the Korean Association REsource (KARE) project. This genome-wide association study is designed to identify the genetic causes of lifestyle-related complex diseases that are prevalent in Korea by genotyping 10,000 individuals.

•                  The Genetic Association Information Network (GAIN) will use the recently launched SNP Array 6.0 for a series of studies designed to identify the genetic causes of common, complex diseases such as schizophrenia and bipolar disorder. GAIN researchers will use the Affymetrix technology to analyze 8,000 samples with a diverse range of ethnic origins.

•                  Children’s Hospital of Philadelphia will use the Affymetrix SNP Array 6.0 for whole-genome association studies of 7,000 individuals. “The increased genetic coverage, expanded content and affordability of the Affymetrix SNP Array 6.0 enables us to perform highly powered association and copy number studies, which will provide us with a better understanding of the role of genes and genetic variants in complex diseases,” said Hakon Hakonarson, M.D., Ph.D., director of the Center for Applied Genomics at Children’s Hospital.

RNA Analysis

•                  A team from Affymetrix Laboratories has successfully used the Company’s Tiling Arrays to help redefine the structure of the human genome as part of the ENCyclopedia Of DNA Elements (ENCODE) project. Organized by the National Human Genome Research Institute (NHGRI), the ENCODE pilot-phase project was a four-year set of studies designed to identify the functional elements present in one percent of the human genome.

The results of the project were published in a set of papers in the June 14th issue of Nature and the June issue of Genome Research.

Molecular Diagnostics

•                  Affymetrix Clinical Services Laboratory has signed a co-marketing agreement with DOCRO Inc., a leading contract research organization that specializes in the commercialization of in vitro diagnostic (IVD) biomarker technologies. The two companies will work together to help customers gain clearance or approval of IVD products from the U.S. Food and Drug Administration and bring those products to market faster than before.

•                  Partners HealthCare and Affymetrix have extended their translational research collaboration.  Under the terms of the agreement, Affymetrix will create custom microarrays based on the recent discovery data from Partners researchers. The arrays will be used to produce molecular diagnostic tests, which will then be validated in Partners HealthCare’s CLIA (Clinical Laboratory Improvement Amendments)-certified environments.

Management

•                  Affymetrix appointed John C. Batty to chief financial officer and executive vice president, reporting to Stephen P.A. Fodor, Ph.D., chairman and CEO.  Prior to his appointment, Batty served as senior vice president of finance and chief financial officer of Credence Systems Corporation.

Affymetrix’ management team will host a conference call on July 25, 2007 at 2:00 p.m. PT to review its operating results for the second quarter of 2007. A live webcast can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (866) 500-AFFX, international: (706) 643-2771.

A replay of this call will be available from 5:00 p.m. PT on July 25, 2007 until 8:00 p.m. PT on August 1, 2007 at the following numbers: domestic: (800) 642-1687, international: (706) 645-9291. The passcode for both replays is 6121472. An archived webcast of the conference call will be available under the Investor Relations section of the Company’s website at www.affymetrix.com.

About Affymetrix

Affymetrix GeneChip® microarray technology is the industry-standard tool for analyzing complex genetic information. After inventing microarray technology in the late 1980s, Affymetrix scientists have been dedicated to developing innovative products that provide researchers with a more complete view of the genome. These products continue to accelerate genetic research and enable scientists to develop diagnostics and tailor treatments for individual patients by identifying and measuring the genetic information associated with complex diseases.

Today, Affymetrix technology is used by the world’s top pharmaceutical, diagnostic and biotechnology companies, as well as leading academic, government and not-for-profit research institutes. More than 1,600 systems have been shipped around the world and more than 9,500 peer-reviewed papers have been published using the technology.

Affymetrix is headquartered in Santa Clara, Calif., and has manufacturing facilities in Sacramento, Calif., and Singapore. The company has about 1,100 employees worldwide and maintains sales and distribution operations across Europe and Asia. For more information about Affymetrix, please visit the company’s website at www.affymetrix.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: All statements in this press release that are not historical are “forward-looking statements” under the federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to: risks related to the Company’s ability to achieve and sustain higher levels of revenue and operating income (including risks related to the outcome of the Company’s previously announced efforts to reduce expenses in the general and administrative functions including the rationalization of the Company’s facilities); uncertainties concerning the Company’s product mix and its effect on gross margins; uncertainties relating to the Company’s restructuring charges; uncertainties relating to technological approaches, manufacturing (including risks related to resolving any manufacturing problems) and product development; uncertainties relating to changes in senior management personnel and structure; uncertainties related to cost and pricing of Affymetrix products; risks relating to dependence on collaborative partners; uncertainties relating to sole source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection; and risks relating to intellectual property and other litigation. These and other risk factors are discussed in Affymetrix’ Form 10-K for the year ended December 31, 2006 and other SEC reports. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations or any change in events, conditions, or circumstances on which any such statements are based.

PLEASE NOTE:

Affymetrix, the Affymetrix logo and GeneChip are trademarks owned or used by Affymetrix, Inc.

— Financial Charts to Follow —

AFFYMETRIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	June 30, 2007	December 31, 2006
		(Note 1)
ASSETS:
Current assets:
Cash and cash equivalents	$91,140	$119,063
Restricted cash	6,087	—
Available-for-sale securities — short-term portion	140,893	118,088
Accounts receivable, net	68,234	75,553
Accounts receivable from Perlegen Sciences	3,826	2,290
Inventories	56,334	46,506
Deferred tax assets — current portion	14,490	13,534
Notes receivable from employees — current portion	1,705	—
Prepaid expenses and other current assets	12,017	8,858
Total current assets	394,726	383,892
Available-for-sale securities — long term portion	6,088	10,601
Property and equipment, net	146,438	141,322
Acquired technology rights, net	50,960	55,125
Goodwill	125,050	124,916
Deferred tax assets — long-term portion	32,472	29,170
Notes receivable from employees — long term portion	523	2,186
Other assets	32,334	34,003
Total assets	$788,591	$781,215

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$49,105	$62,893
Deferred revenue — current portion	36,544	30,697
Total current liabilities	85,649	93,590
Deferred revenue — long-term portion	4,798	9,562
Other long-term liabilities	10,108	5,100
Convertible notes	120,000	120,000
Stockholders’ equity:
Common stock	686	679
Additional paid-in capital	690,351	674,428
Accumulated other comprehensive loss	827	(1,717)
Accumulated deficit	(123,828)	(120,427)
Total stockholders’ equity	568,036	552,963
Total liabilities and stockholders’ equity	$788,591	$781,215

Note 1:                             The condensed consolidated balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2006.

AFFYMETRIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue:
Product sales	$63,986	$61,043	$121,793	$127,015
Product related revenue	17,167	14,407	30,695	27,650
Total product and product related revenue	81,153	75,450	152,488	154,665
Royalties and other revenue	2,731	2,419	5,153	4,294
Revenue from Perlegen Sciences	4,423	2,197	11,101	7,498
Total revenue	88,307	80,066	168,742	166,457

Costs and expenses:
Cost of product sales	23,833	19,646	43,554	38,720
Cost of product related revenue	10,826	7,412	17,301	13,853
Cost of revenue from Perlegen Sciences	1,907	1,074	4,328	2,658
Research and development	19,427	21,597	38,654	45,098
Selling, general and administrative	33,643	39,476	69,501	78,242
Restructuring charges	1,771	—	7,142	—
Total costs and expenses	91,407	89,205	180,480	178,571
Loss from operations	(3,100)	(9,139)	(11,738)	(12,114)
Interest income and other, net	5,340	3,720	8,091	8,007
Interest expense	(414)	(400)	(829)	(824)

Income (loss) before income taxes	1,826	(5,819)	(4,476)	(4,931)
Income tax (provision) benefit	(584)	(4,235)	1,712	(3,298)
Net income (loss)	$1,242	$(10,054)	$(2,764)	$(8,229)

Basic net income (loss) per common share	$0.02	$(0.15)	$(0.04)	$(0.12)
Diluted net income (loss) per common share	$0.02	$(0.15)	$(0.04)	$(0.12)

Shares used in computing basic net income (loss) per share	68,244	67,313	68,075	62,275
Shares used in computing diluted net income (loss) per share	68,758	67,313	68,075	62,275